Exhibit 10.1
THE CLOROX COMPANY
2005 NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2005)
ARTICLE I.
PURPOSE
     This Plan is designed to restore to selected employees of The Clorox Company and its Affiliates certain benefits that cannot be provided under The Clorox Company’s tax-qualified retirement plans. In addition, this Plan permits selected employees to defer bonuses and regular pay.
     This Plan is the successor plan to The Clorox Company Nonqualified Deferred Compensation Plan, as amended through March 3, 1997 (the “Prior Plan”). Effective December 31, 2004, the Prior Plan shall be frozen and no new contributions or deferrals shall be made to it; provided, however, that any vested contributions, vested accruals and deferrals made under the Prior Plan before January 1, 2005 shall continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004.
     Any contributions, accruals and deferrals made under the Prior Plan after December 31, 2004 and any contributions or accruals that were unvested on December 31, 2004 shall be deemed to have been made under this Plan and all such contributions, accruals and deferrals shall be governed by the terms and conditions of this Plan as it may be amended from time to time.
     This Plan is intended to be a plan that is unfunded and that is maintained by The Clorox Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act. This Plan also is intended to comply with the requirements of Section 409A of the Code.
ARTICLE II.
DEFINITIONS
     In this Plan, the following terms have the meanings indicated below.
     2.01 “Account” means a bookkeeping entry used to record deferrals and contributions made on a Participant’s behalf under Article III of the Plan and gains and losses credited to these deferrals and contributions under Article IV of the Plan.
     2.02 “Affiliate” means an entity other than the Company whose employees participate in The Clorox Company 401(k) Plan and/or The Clorox Company Pension Plan.
     2.03 “Beneficiary” means the person or persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and delivered to the Committee before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant’s vested Account will be distributed to the Participant’s spouse if surviving at the Participant’s death, or if there is no such spouse, the Participant’s children in equal shares, or if none, the Participant’s estate.
     2.04 “Board” means the Board of Directors of the Company.
     2.05 “Bonus” means one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan, including Cash-or-Deferred Value Sharing Bonus, and/or an award under The Clorox Annual Incentive Plan and/or The Clorox Executive Incentive Compensation Plan and/or a Sales Added Compensation Bonus.
     2.06 “Change in Control” means the effective date of any one of the following events but only to the extent that such change in control transaction is a change in the ownership or effective control the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.
     2.07 “The Clorox Company 401(k) Plan” means The Clorox Company 401(k) Plan, as amended from time to time. “Value Sharing Plan Year” means the plan year defined in The Clorox Company 401(k) Plan and “Value Sharing Contribution” means a Value Sharing Contribution (including forfeitures) as described in The Clorox Company 401(k) Plan.
     2.08 “Code” means the Internal Revenue Code of 1986, as amended.
     2.09 “Committee” means the Company’s Employee Benefits Committee or another group appointed by the Management Development and Compensation Committee of the Company’s Board of Directors. The Committee has full, discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.
     2.10 “Company” means The Clorox Company.
     2.11 “Compensation Limit” means the $210,000 (indexed) limit of Section 401(a)(17) of the Code, which limits the compensation that can be taken into account when determining benefits under a tax-qualified retirement plan.

     2.12 “Disability” means that an individual is eligible for disability benefits under the Federal Social Security Act as determined by the Social Security Administration.
     2.13 “Eligible Employee” means an employee of the Company or of an Affiliate who has been selected by the Committee for Plan participation and who, except as provided in Section 3.01(c), has confirmed his or her participation in writing with the Committee before the calendar year in which deferrals and/or restoration contributions under this Plan are made on that employee’s behalf. An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Affiliates, (ii) the date the Plan is terminated, or (iii) the date the individual is notified by the Committee that he or she is no longer an Eligible Employee. In addition to the foregoing, the Committee may, in its discretion, deny eligibility to any employee or group of employees who may previously have been Eligible Employees.
     2.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.16 “Identification Date” means each December 31.
     2.17 “Key Employee” means a Participant who, on an Identification Date, is:
          (a) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;
          (b) A five percent owner of the Company; or
          (c) A one percent owner of the Company having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
     2.18 “Mid-Year Entrant” means an individual (i) who has never been a Participant and (ii) who is first notified that he or she has been selected for Plan participation during the calendar year in which his or her Plan participation will begin.
     2.19 “Participant” means a current or former Eligible Employee who retains an Account.
     2.20 “Pension Plan” means The Clorox Company Pension Plan, as amended from time to time. “Pension Plan Year” means the plan year defined in the Pension Plan and “Cash Balance Contribution” means a cash balance contribution as defined in the Pension Plan.

     2.21 “Plan” means The Clorox Company 2005 Nonqualified Deferred Compensation Plan, as amended from time to time.
     2.22 “Prior Plan” means The Clorox Company Nonqualified Deferred Compensation Plan as in effect on December 31, 2004.
     2.23 “Regular Pay” means the pre-tax amount of an Eligible Employee’s base salary. Regular Pay is determined on a “paycheck by paycheck” basis.
     2.24 “Separation from Service” means termination of employment with the Company and all Affiliates, other than by reason of death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company or any of its Affiliates in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company or any of its Affiliates (or if employed by the Company or any of its Affiliates less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Company or any of its Affiliates is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with the Company or any of its Affiliates (or if employed by the Company or any of its Affiliates less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company or any of its Affiliates (or if less, such lesser period).
     2.25 “Unforeseeable Emergency” means a severe financial hardship to the Participant or Beneficiary resulting from:
          (a) An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code); or
          (b) Loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or
          (c) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.
Hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:
          (d) Reimbursement or compensation, by insurance or otherwise;

          (e) Liquidation of the Participant’s or Beneficiary’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship. Such assets shall include but not be limited to stock options, Company stock, and 401(k) plan balances;
          (f) Cessation of deferrals under the Plan.
An Unforeseeable Emergency under the Plan does not include (among other events):
          (a) Sending a child to college; or
          (b) Purchasing a home.
ARTICLE III.
DEFERRALS AND CONTRIBUTIONS
     3.01 Deferrals. An Eligible Employee may elect to defer up to 50% of his or her Regular Pay and up to 100% of each Bonus for which he or she is eligible by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals.
          (a) Elections. For each calendar year, an Eligible Employee may make three separate deferral elections: an election to defer Regular Pay, an election to defer his or her Cash-or-Deferred Value Sharing Bonus (if any), and an election to defer all other types of Bonus (if any). Each such election must be made before the calendar year in which the Regular Pay and/or applicable Bonus is earned or, if later, with respect to a Bonus that qualifies as performance-based compensation under Section 409A of the Code, no less than 6 months before the end of the applicable bonus performance period. An election is irrevocable after it is made and shall remain in effect for one calendar year; provided, however, that a Participant’s election shall be suspended for the remainder of any calendar year in which such Participant receives a distribution on account of an Unforeseeable Emergency and thereafter the Participant must submit a new election to resume participation in the Plan.
          (b) Late Election. If an Eligible Employee does not make a timely election for an upcoming calendar year, no deferral will be made on behalf of that Eligible Employee with regard to that election for that upcoming calendar year.
          (c) Initial Election. Notwithstanding the timing provisions in paragraph (a) above, a Mid-Year Entrant who is first notified that he is eligible to participate in the Plan on or before September 30 of any calendar year may elect within 30 days after the date the Mid-Year Entrant is notified of his or her eligibility to defer (i) Regular Pay for services to be performed subsequent to the date the election is made and (ii) Bonus earned after the effective date of the initial election. An initial election made pursuant to this paragraph (c) shall remain in effect until the end of the calendar year in which it is made.
     3.02 Restoration Contributions. Subject to paragraphs (c), (d), and (e) below, Accounts will be credited with restoration contributions as described below.

          (a) Value Sharing. The amount of an Eligible Employee’s value sharing restoration contribution for a Value Sharing or Profit Sharing Plan Year shall be equal to the amount by which such Eligible Employee’s Value Sharing or Profit Sharing Contribution (including any Cash-or-Deferred Value Sharing) for that Value Sharing or Profit Sharing Plan Year was reduced due to (i) the Compensation Limit and (ii) amounts (excluding any Cash-or-Deferred Value Sharing) voluntarily deferred under this Plan.
          (b) Pension. The amount of an Eligible Employee’s pension restoration contribution for a Pension Plan Year shall be equal to the amount by which the Eligible Employee’s Cash Balance Contribution for that Pension Plan Year was reduced due to (i) the Compensation Limit and (ii) amounts voluntarily deferred under this Plan.
          (c) Crediting. Restoration contributions will be credited to Eligible Employees’ Accounts as of the date that the Value Sharing Contributions or the Cash Balance Contributions to which the restoration contributions relate are credited to The Clorox Company 401(k) Plan or the Pension Plan, as the case may be.
          (d) Vesting. Participants will vest in their restoration contributions at the same percentage rate that they vest in the Value Sharing Contributions or the Pension Plan allocations to which the restoration contributions relate.
          (e) Restrictions.
               (i) Participation. If an Eligible Employee is not credited with an actual Pension Plan accrual for a given calendar quarter during a Pension Plan Year, that Eligible Employee will not receive a pension restoration contribution under this Plan for that calendar quarter. Similarly, if an Eligible Employee does not receive an actual Value Sharing Contribution for a given Value Sharing Plan Year, that Eligible Employee will not receive a value sharing restoration contribution under this Plan for that year.
               (ii) Eligible Employee. In order to receive a restoration contribution under this Plan with respect to a given Value Sharing Plan Year or calendar quarter of a Pension Plan Year, an individual must have been an Eligible Employee during that Value Sharing Plan Year or during the calendar quarter of the Pension Plan Year, as the case may be, but the individual need not be an Eligible Employee on the date the restoration contribution is actually made.
ARTICLE IV.
EARNINGS
     4.01 Elections. The Committee may permit Participants to request that earnings on their Accounts be credited as though the Accounts were invested in one or more investments approved by the Committee.
     4.02 Interest. To the extent that earnings are not credited as described in Section 4.01 above, the Committee will credit interest to each Account. Interest will be credited quarterly in accordance with procedures approved by the Committee. The interest rate used will be the annual rate of interest on 30-year Treasury securities, as determined in accordance with Section

417(e)(3)(A)(ii)(II) of the Code, for the second month preceding the Company’s fiscal year for which the interest is credited, unless and until the Committee elects a new interest crediting rate with respect to this Plan.
ARTICLE V.
DISTRIBUTIONS
     5.01 Distribution Elections.
          (a) Initial Election. Each calendar year, a Participant will elect, in writing, which of the distribution options described in Section 5.02 of the Plan will govern payment of the Participant’s vested Account attributable to contributions and deferrals made to the Plan in the subsequent calendar year. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.
          (b) Subsequent Elections. A Participant may change the time and form of an in-service distribution election (as described in Section 5.02(b)) with respect to all or a portion of his or her Account by submitting the change to the Committee, in writing, at least one calendar year before the originally scheduled in-service distribution date, provided that the new in-service distribution date is at least five years after the originally scheduled in-service distribution date. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective in-service distribution election made under paragraph (a) above will govern the payment of the Participant’s vested Account. A Participant may not change the time and form of a Separation from Service distribution (as described in Section 5.02(a)); thus, the Participant’s Separation from Service distribution election made under paragraph (a) above is irrevocable for the Plan Year for which it is made.
          (c) Special Distribution Election on or before December 31, 2005. Certain Participants identified by the Committee in its sole discretion may make a special distribution election on or before December 31, 2005. The only distribution option permitted with respect to this special distribution election is payment upon Separation from Service. An election made pursuant to this paragraph (c) shall (i) not be subject to requirements of paragraph (b) above, (ii) be treated as an initial deferral election, and (iii) be subject to any special administrative rules imposed by the Committee including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19.
          (d) Special Distribution Election on or before December 31, 2006. Certain Participants, including Participants who are no longer eligible to participate in this Plan, who are identified by the Committee in its sole discretion may make a special distribution election to receive a distribution of their vested Accounts in calendar year 2007 or later, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2006. An election made pursuant to this paragraph (d) shall be subject to any special administrative rules imposed by the Committee including rules intended to comply with Section 409A of the Code and Notice 2005-1, A-19 and rules limiting the portion of the Participants’ Accounts to be distributed to that portion attributable to deferrals made in 2005. No election under this paragraph (d) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.
     5.02 Distribution Options.
          (a) Separation from Service. All or a portion of a Participant’s vested Account may be distributed to the Participant on the date of the Participant’s Separation from Service or on January 1 of the calendar year immediately following the Participant’s Separation from Service. A Participant may elect a distribution upon his or her Separation from Service in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:
               (i) Lump Sum. Payment in one lump sum.
               (ii) Installments. Payment in up to ten annual installments.
          (b) In-Service Distributions. All or a portion of a Participant’s vested Account may be distributed to the Participant on a specified date elected by the Participant in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:
               (i) Lump Sum. Payment in one lump sum.
               (ii) Installments. Payment in up to four annual installments.
Notwithstanding an election pursuant to this paragraph (b), if a Participant Separates from Service prior to the specified in-service distribution date, the Participants vested Account shall be distributed pursuant to his or her election under paragraph (a) above.
          (c) Timing. Subject to the provisions of paragraph (e) below, payments made pursuant to paragraphs (a) and (b) above, will not be made earlier than 60 days or later than 90 days (“60/90 Day Rule”) after the dates properly elected by the Participant.
          (d) Default Distribution. If, upon a Participant’s Separation from Service, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant’s Account will be distributed to the Participant, following the Participant’s Separation from Service, in one lump sum in no event earlier than 60 days or later than 90 days after the Participant’s Separation from Service.
          (e) Delayed Distribution to Key Employees. Notwithstanding any other provision of this Section 5.02 to the contrary, a distribution scheduled to be made to a Participant upon his or her Separation from Service who is identified as a Key Employee as of the date he Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5.02 during such six-month period shall be made not earlier than 60 days or later than 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Key Employee shall be made by the Committee in its sole discretion in accordance with Section 2.17 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

     5.03 Rehire. If a Participant’s entire Account has not been distributed and/or the Participant was not 100% vested in his or her Account upon Separation from Service and the Participant again becomes an Eligible Employee, distributions to the Participant will cease, amounts forfeited (if any) from the Participant’s Account will be restored to the extent required to satisfy Section 3.02(e) of the Plan, and the Participant’s distribution election(s) under Section 5.01 will remain in effect as though the Participant had not had a Separation from Service. If a former Participant’s entire Account has been distributed and the former Participant was l00% vested in his or her Account upon Separation from Service, the former Participant will make a new distribution election under Section 5.01(a), and may make subsequent distribution elections under Section 5.01(b), if the former Participant again becomes an Eligible Employee.
     5.04 Subsequent Credits. Amounts, if any, that become payable to a Participant’s Account after distributions have begun from that Account, and before the Participant is rehired or dies, will, be paid out pursuant to the distribution election in effect for that Participant upon his or her Separation from Service.
     5.05 Death or Disability. If a Participant dies or becomes Disabled with a vested amount in his or her Account, whether or not the Participant was receiving distributions from that Account at the time of his or her death or Disability, the Participant or his or her Beneficiary will receive the entire vested amount in the Participant’s Account in accordance with the distribution election made by the Participant. Such election must be made no later than the time of the Participant’s initial deferral election made in accordance with Article V or December 31, 2006 in one of the following forms, subject to the timing requirements outlined in Section 5.02(c) above:
          (a) Lump Sum. Payment in one lump sum.
          (b) Installments. Payment in up to ten annual installments.
A Participant may change the form of a death or Disability distribution election (as described above) with respect to his or her Account by submitting the change to the Committee, in writing, at least one calendar year before the Participant’s death or Disability. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective distribution election made under this Section 5.05 will govern the payment of the Participant’s vested Account.
     5.06 Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, and upon application by such Participant, the Committee may determine at its sole discretion that payment of all, or part, of such Participant’s Account shall be made in one lump sum payment with the last payroll of the month following the month in which the distribution is approved by the Committee. Payments due to a Participant’s Unforeseeable Emergency shall be permitted only to the extent reasonably required to satisfy the Participant’s need.
     5.07 Prohibition on Acceleration.¶ Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

     5.08 Withholding. The Company will deduct from Plan distributions, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made to this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 5.08.
ARTICLE VI.
MISCELLANEOUS
     6.01 Limitation of Rights. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.
     6.02 Satisfaction of Claims. Payments to a Participant, the Participant’s legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have hereunder against the Committee, the Company, and all Affiliates, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company, or an Affiliate.
     6.03 Claims and Review Procedure.
          (a) Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about its benefits under the Plan is encouraged to communicate with The Clorox Company Benefits Manager. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6.03.
          (b) Formal Benefits Claim — Review by Benefits Manager. A Participant or Beneficiary may make a written request for review of any matter concerning its benefits under this Plan. The claim must be addressed to The Clorox Company 2005 U.S. Non-qualified Deferred Compensation Plan, Attn: Benefits Manager 1221 Broadway, Oakland, California 94612-1888. The Benefits Manager shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Benefits Manager shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Benefits Manager expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
          (c) Notice of Denied Request. If the Benefits Manager denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in paragraph (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
          (d) Appeal to Committee.
               (i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: The Clorox Company 2005 U.S. Non-qualified Deferred Compensation Plan, 1221 Broadway, Oakland, California 94612-1888. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
               (ii) The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.
               (iii) The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.
               (iv) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
               (v) The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
          (e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (b) above, has been notified that the claim is denied in accordance with paragraph (c) above, has filed a written request for a review of the claim in accordance with paragraph (d) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (d) above; provided, however, that an action for benefits may be brought after the Benefits Manager or Committee has failed to act on the claim within the time prescribed in paragraph (b) and paragraph (d), respectively.
     6.04 Indemnification. The Company and its Affiliates will indemnify the Committee, the Board, and employees of the Company and its Affiliates to whom responsibilities have been delegated under the Plan for all liabilities and expenses arising from an act or omission in the management of the Plan if the person to be indemnified did not act dishonestly or otherwise in willful violation of the law under which the liability or expense arises.
     6.05 Assignment.
          (a) General. To the fullest extent permitted by law, rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.
          (b) Domestic Relations Orders. The procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent pertinent. Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order; provided, however, that no portion of the Participant’s unvested Account may be awarded to an alternate payee.
     6.06 Lost Recipients. If the Committee cannot locate a person entitled to payment of a Plan benefit after a reasonable search, the Committee may at any time thereafter treat that person’s Account as forfeited and amounts credited to that Account will revert to the Company. If the lost person subsequently presents the Committee with a valid claim for the forfeited benefit amount, the Company will pay that person the amount forfeited.
     6.07 Amendment. The Board may, at any time, amend the Plan in writing. In addition, the Committee may amend the Plan (other than this Section 6.07) in writing, provided that the amendment will not cause any substantial increase in cost to the Company or to any Affiliate. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary), adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account, unless such amendment is required to comply with any provision of the Code, ERISA or other applicable law.
     6.08 Suspension. The Board may, at any time, suspend the Plan. Upon such suspension, Participants’ vested Accounts shall be paid in accordance with Article V of the Plan.
     6.09 Termination.

          (a) General. The Board may terminate the Plan at any time and in the Board’s discretion the Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Sections 5.02(a) or 5.02(b) of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.
          (b) Change in Control. The Board, in its discretion, may terminate the Plan thirty days prior to or twelve months following a Change in Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.
          (c) Dissolution or Bankruptcy. The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.
     6.10 Applicable Law. To the extent not governed by Federal law, the Plan is governed by the laws of the State of California without choice of law rules. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.
     6.11 No Funding. The Plan constitutes a promise by the Company and its Affiliates to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and its Affiliates. Plan benefits will be paid from the general assets of the Company and its Affiliates and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Affiliates. In all events, it is the intention of the Company, all Affiliates and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.
     6.12 Authority to Establish a Grantor Trust. The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Accounts under the Plan; provided, however, that no Participant or Beneficiary shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its Affiliates as a result of the creation of such trust or the transfer of funds or other property to such trust. The Committee may establish such a trust at any time, including without limitation the time of a Change in Control.

     IN WITNESS WHEREOF, The Clorox Company has caused this Plan to be executed by its duly authorized representative on the date indicated below.

/s/ Jaqueline P. Kane	March 14, 2006

Jacqueline P. Kane, SR VP — Human Resources	DATE